                                EXHIBIT (4)(d)
                                --------------


                                FORM OF POLICY

                       AUSA LIFE INSURANCE COMPANY, INC.

A Stock Company Home Office located at: 4 Manhattanville Road, Purchase, New York Adm. Office located at: 4333 Edgewood Road NE Cedar Rapids, Iowa 52499
(800) 553-5957 (Hereinafter called the Company, we, our or us)

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================================================================================
================================================================================

                                ANNUITANT  JOHN DOE

                                OWNER(S):  JOHN DOE

                           POLICY NUMBER:  10-00000001

                             POLICY DATE:  January 10, 1997



                                   WE AGREE

 . To provide annuity payments as set forth in this policy:

 . Or to pay withdrawal benefits in accordance with Section 5 of this policy;

 . Or to pay death proceeds in accordance with Section 9 of this policy.

The smallest annual rate of investment return which would have to be earned on Separate Account assets so that the dollar amount of variable account annuity payments will not decrease, is 6.4% (equal to 5% assumed investment return and a 1.40% maximum mortality and expense risk fee and administrative charge.) Accumulation unit values reflect a per year mortality and expense risk fee and administrative charge, shown on page 3 of this policy.

These agreements are subject to the provisions of this policy. This policy is issued in consideration of any application and payment of the initial premium.

This policy may be issued to qualify as a tax deferred annuity under the applicable sections of the Internal Revenue Code.

                             20 DAY RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice or sending a telegram to us. You must return the policy before midnight of the twentieth day after the day you receive it. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

We will pay you an amount equal to the sum of:

 . the premiums paid; and

 . the accumulated gains or losses, if any, in the Separate Account on the date of cancellation;

unless otherwise required by law.


                       Signed for us at our home office.

         /s/ Craig D. Vermie                        /s/ Tom Schlossberg

                SECRETARY                                  PRESIDENT

   This policy is a legal contract between the policyowner and the company.
                           READ YOUR POLICY CAREFULLY



                       Flexible Premium Variable Annuity
                  Income Payable At Annuity Commencement Date
           Benefits Based On The Performance Of The Separate Account
Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
AV343 101 90 396               Non-Participating

                                    SECTION 1
                                   DEFINITIONS

ANNUITANT
The person to whom annuity payments will be made.

ANNUITY COMMENCEMENT DATE
Date the annuitant will begin receiving payments from this annuity, which may not be later than the last day of the policy month starting after the Annuitant attains age 90.

ANNUITY PURCHASE VALUE
Amount defined in Section 4, that can be used to fund one of the Payment
Options.

CASH VALUE
Amount defined in Section 5, that can be withdrawn if the annuity is surrendered.

DISTRIBUTION
A withdrawal or disbursement of funds from the Annuity Purchase Value or Cash Value.

PAYMENT OPTIONS
Options through which the distribution of the Annuity Purchase Value can be directed.

POLICY YEAR
The 12 month periods following the Policy Date shown on the Policy Data page. The first Policy Year starts on the Policy Date. Each subsequent year starts on the anniversary of the Policy Date.

SEPARATE ACCOUNT
The separate investment account established by us, as described in Section 6.

SUB-ACCOUNT
A division of the Separate Account, as described in Section 6.

WITHDRAWAL
A distribution of funds from the Annuity Purchase Value or Cash Value.

YOU, YOUR
The owner of this policy. Unless otherwise specified on the Policy Data page, the annuitant and the owner shall be one and the same person.

                             SECTION 2 - POLICY DATA

POLICY NUMBER:                 10 - 000001

INITIAL PREMIUM PAYMENT:       $5,000.00

POLICY DATE:                   January 10, 1997

ANNUITY COMMENCEMENT DATE:     February l, 2046

ANNUITANT:                     JOHN DOE

ISSUE AGE/SEX:                 35 / MALE

OWNER(S):                      JOHN DOE

DEATH BENEFIT OPTION:          B

Death Benefit Option A -

      Mortality and Expense Risk Fee and
      Administrative Charge:               1.40% (Policy Years 1 - 7)
      Mortality and Expense Risk Fee and
      Administrative Charge:               1.25% (Policy Years 8 and thereafter)

Death Benefit Option B -

      Mortality and Expense Risk Fee and
      Administrative Charge:               1.55% (Policy Years 1 - 7)
      Mortality and Expense Risk Fee and
      Administrative Charge:               1.40% (Policy Years 8 and thereafter)

Service Charge:

      Annual charge equal to the lesser of 2% of the Annuity Purchase Value or $35.00.

Fixed Account:

      Guaranteed Period Option available: 1 year
      Minimum Interest Rate: 3%

                              SECTION 3 - PREMIUMS

PAYMENT OF PREMIUMS
Premiums may be paid any time while this policy is in force before the Annuity Commencement Date. You may start or stop, increase or decrease, or skip any premium payments.

MAXIMUM AND MINIMUM PREMIUM
The premiums paid may not be more than the amount permitted by law if this is a tax-qualified annuity. The minimum initial premium is $5,000. If this policy is being used as a tax-qualified annuity, the minimum initial premium is $1,000 ($50 for Tax Deferred 403(b) Annuities). The minimum subsequent premium payment we will accept is $50. including payments through automatic deduction The maximum total premiums which we will accept is $1,000,000 without prior Company approval.

PREMIUM PAYMENT DATE
The premium payment date is the date on which the premium is credited to the policy. The initial premium payment will be credited to the policy within two business days of receipt of the premium and the information needed. Subsequent additional premium payments will be credited to the policy as of the business day when the premium and required information are received. A business day is any day on which the New York Stock Exchange is open for trading.

ALLOCATION OF PREMIUM PAYMENTS
Premium payments may be applied to the one year Guaranteed Period of the Fixed Account, to the Dollar Cost Averaging Fixed Account Option, and/or to one or more of the Sub-accounts which we make available. You must indicate what percent of each premium payment to allocate to the one year Guaranteed Period of the Fixed Account, to the Dollar Cost Avenging Fixed Account Option, and/or among one or more of the Sub-accounts (making a total of 100%). Each percent may be either zero or any whole number.

We will use the allocation percentages you choose for the first and any later premium payments until you change the allocation percentages.

CHANGE OF ALLOCATION
You may change the allocation of premium payments to the one year Guaranteed Period of the Fixed Account, the Dollar Cost Averaging Fixed Account Option, and/or among the Sub-accounts. You must tell us in a notice you sign which gives us the facts that we need Payments received after the date on which we receive your notice will be applied on the basis of the new allocation

                       SECTION 4 - ANNUITY PURCHASE VALUE

ANNUITY PURCHASE VALUE
On or before the Annuity Commencement Date the Annuity Purchase Value is equal to your:

(a) premiums paid: minus

(b) partial withdrawals taken: plus

(c) interest credited in the Fixed Account plus

(d) accumulated gains or losses in the Separate Account minus

(e) service charges, premium taxes and transfer fees, if any.

You may use the Annuity Purchase Value on the Annuity Commencement Date to provide lifetime income or income for a period of five or more years under the Annuity Payment Options in Section 10.

SERVICE CHARGE
On each policy anniversary before the Annuity Commencement Date we reserve the right to charge the lesser of 2% of the Annuity Purchase Value on that anniversary, or $35 for policy administration expenses. It will be deducted from each Sub-account in proportion to their percentage of the Annuity Purchase Value in the Sub-accounts before such charge on that policy anniversary This fee will not be deducted from the Fixed Account.

The Service Charge will not be deducted on a policy anniversary if the sum of all premiums paid minus the sum of all withdrawals taken equals at least $50,000 on that policy anniversary

                 SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS

CASH VALUE
The Cash Value may be partially withdrawn or will be paid in the event of a full surrender of the policy. We must receive your written withdrawal or surrender request before the Annuity Commencement Date.

Before the Annuity Commencement Date, the Cash Value is equal to the Annuity Purchase Value less any surrender charges. On the Annuity Commencement Date, the Cash Value is equal to the Annuity Purchase Value. There is no Cash Value after the Commencement Date. When you ask, we will tell you how much the Cash Value is.

                                SECTION 5 - CONTD

PARTIAL WITHDRAWALS
We will pay you a portion of or all of the Cash Value as a lump sum partial withdrawal ($500 minimum) provided we receive your written request while the policy is in effect and before the Annuity Commencement Date. When you request a partial withdrawal you must tell us how it is to be allocated among the one year Guaranteed Period of the Fixed Account and/or the Sub-accounts. If your request for a partial withdrawal from the one year Guaranteed Period of the Fixed Account and/or a Sub-account is greater than the Cash Value in that account, we will pay you the Cash Value of that account.

Partial Withdrawals may be made free of Surrender Charges in three different ways:

1. Lump Sum

   After the first policy year, amounts up to 10% of the Annuity Purchase Value at the time of withdrawal are available as a lump sum distribution once per policy year with no Surrender Charges.

2. Systematic Payout Option

   During any policy year, including the first, a Systematic Payout Option (SPO) is available on a monthly, quarterly, semi-annual or annual basis. SPO payouts must be at least $50 each and may not exceed 10% of the Annuity Purchase Value at the time SPO is elected divided by the number of payouts made per year (e.g. 12 f or monthly). Monthly and quarterly payouts must be sent through electronic funds transfer directly to your checking or savings account. No Surrender Charges will apply to the SPO payout. You may start or stop SPO payouts only one time in any twelve months.

   Twelve months must pass from the date a SPO is stopped before you may elect a partial lump sum distribution under number 1 above. If you have elected a partial lump sum distribution prior to a SPO or if you elected SPO in the first policy year, you must wait a minimum time before beginning the SPO: one month for a monthly SPO, three months for quarterly, six months for semi-annual, or twelve months for annual.

3. Minimum Required Distribution

   For a tax-qualified annuity, partial withdrawals taken to satisfy minimum distribution requirements under Section 401 (a)(9) of the Internal Revenue Code (IRC) are available with no Surrender Charge. The amount available from this annuity with respect to the minimum distribution requirement is based solely on this policy.

   The owner must be at least 70 1/2 years old in the calendar year of distribution, must submit a written request to us and must take the distribution before year end. If the owner attains age 70 1/2 in the calendar year of distribution, a written request which is postmarked no later than the end of the current calendar year must be submitted to us.

   Unless the minimum distribution requirement is met under SPO, twelve months must pass from the date of each Surrender Charge free withdrawal before future Surrender Charge free withdrawals are permitted. Any amount in excess of the IRC minimum required distribution will have the appropriate Surrender Charge applied.

Surrender Charge free withdrawals will reduce the Annuity Purchase Value by the amounts withdrawn. Withdrawal amounts in excess of the Surrender Charge free portion are Excess Partial Withdrawals. Excess Partial Withdrawals will reduce the Annuity Purchase Value by an amount equal to (X+Z) where:

X = Excess Partial Withdrawal
Z = Surrender Charge on X

                                SECTION 5 - CONTD

If any partial withdrawal reduces the Cash Value below $500, we reserve the right to pay the full Cash Value and terminate this policy. We may delay payment of the Cash Value for up to 6 months after we receive your request.

Premiums withdrawn seven or more policy anniversaries after their payment date are not subject to Surrender Charges.

SURRENDER CHARGES

Surrender Charges only apply to premiums less Surrender Charge-free amounts (that is, Excess Premium Withdrawals), not to the Annuity Purchase Value. The Surrender Charge will be the applicable percentage, shown in the table below, multiplied by each Excess Premium Withdrawal.


   Number of Years                     Percentage Applicable to
    Since Premium                         Each Excess Premium
     Payment Date                             Withdrawal
        0-1                                      7%
        1-2                                      6%
        2-3                                      5%
        3-4                                      4%
        4-5                                      3%
        5-6                                      2%
        6-7                                      1%
        7 or more                                0%

For example, assume one $10,000 premium payment is made under this policy, and that the owner surrenders the policy at the end of policy year two. The Annuity Purchase Value at that time is assumed to be $11,025, and the Surrender Charge percentage is 6%. The Surrender Charge-free amount would be 10% of $11,025, or $1,102.50. The Surrender Charge would thus be 6% of the Excess Premium Withdrawal ($10,000 less $1,102.50), or $533.85.

For Surrender Charge purposes, the oldest premium payment is considered to be withdrawn first.

If the requested withdrawal amount exceeds the oldest premium payment, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payment is Considered to be withdrawn.

After all premium payments are considered to be withdrawn, the remaining Annuity Purchase Value may be withdrawn free of any Surrender Charge.

GUARANTEED RETURN OF FIXED ACCOUNT PAYMENTS

Upon full surrender of the policy, you will always receive at least the premiums paid to, less prior withdrawals and transfers from, the Fixed Account.


                          SECTION 6 - SEPARATE ACCOUNT

SEPARATE ACCOUNT

We have established and will maintain a Separate Account (AUSA Endeavor Variable Annuity Account) under the laws of the state of New York. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable life insurance and annuity policies. The Separate Account may invest assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Sub-accounts. Each Sub-account invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Sub-account of the Separate Account.

The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of a Sub-account in excess of the reserves and other contract liabilities with respect to that Sub-account to another Sub-account or to our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation which we establish in good faith. Valuation Period means the period of time from one determination of the value of each Sub-account to the next. Such determinations are made when the value of the assets and liabilities of each Sub-account is calculated. This is generally each day on which the New York Stock Exchange is open.

We also reserve the right, with prior approval of the Insurance Superintendent, to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

                      SECTION 6 - SEPARATE ACCOUNT - CONTD

We also reserve the right, with prior approval of the Insurance Superintendent, to:

(a)    deregister the Separate Account under the Investment Company Act of 1940;
(b) manage the Separate Account under the direction of a committee at any time;
(c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account; and
(d)    combine the Separate Account with one or more other separate accounts.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND

If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of New York or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

ACCUMULATION UNITS

The Annuity Purchase Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Sub-account may change from day to day reflecting the investment experience of the Sub-account.

Payments allocated to and any amounts transferred to the Sub-accounts will be applied to provide accumulation units in those Sub-accounts. The number of accumulation units purchased in a Sub-account will be determined by dividing the premium allocated to or any amount transferred to that Sub-account, by the value of an accumulation unit for that Sub-account on the payment or transfer date.

The number of accumulation units withdrawn or transferred from the Sub-accounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Sub-account on the withdrawal or transfer date.

The value of an accumulation unit on any business day is determined by multiplying the value of that unit at the end of the immediately preceding valuation period by the net investment factor for the valuation period.

The net investment factor used to calculate the value of an accumulation unit in each Sub-account for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:
(a) is the result of:
   (1) the net asset value of a fund share held in that Sub-account determined as of the end of the current valuation period; plus
   (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Sub-account if the ex-dividend date occurs during the valuation period; plus or minus
   (3) a per share charge or credit for any taxes reserved for, which we determine to have resulted from the investment operations of that Sub-account
(b) is the net asset value of a fund share held in that Sub-account determined as of the end of the immediately preceding valuation period.
(c) is a factor representing the morality and expense risk fee, and administrative charge. This factor is less than or equal to, on an annual basis, the percentage shown on page 3 of the daily net asset value of a fund share held in that Sub-account.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

                            SECTION 7 - FIXED ACCOUNT

FIXED ACCOUNT

Payments applied to and any amounts transferred to the Fixed Account will reflect a fixed interest rate. The interest rates we set will be credited for increments of at least one year measured from each premium payment or transfer date. These rates will never be less than an effective annual interest rate of 3%.

GUARANTEED PERIOD

We will offer a one year Guaranteed Period into which premiums may be paid or amounts transferred. The current interest rate we set for funds entering this option is guaranteed until the end of the option's guaranteed period. At that time, the premium paid or amount transferred into the option less my withdrawals or transfers from that option, plus accrued interest, will be rolled into a new option.

We will mail a notice to you at least 15 but not more than 45 days prior to the end of an expiring option's period, which indicates the option(s) available to you at the end of the expiring option's period as well as other pertinent information, including the new interest rate specific to the new option(s). You may choose the option(s) you want the funds rolled into by giving us notice within 30 days before the end of the expiring option's period. In the absence of such election, the new option will be the one year Guaranteed Period Option.

                                SECTION 7 - CONT

For purposes of crediting interest when funds are withdrawn from or transferred into the one year Guaranteed Period, the amount of the oldest premium payment, transfer, or rollover into that Guaranteed Period plus interest associated with that amount is considered to be withdrawn or transferred first. If the amount withdrawn or transferred exceeds this, the next oldest premium payment, transfer, or rollover plus interest is considered to be withdrawn or transferred next and so on until the most recent premium payment, transfer or rollover is considered to be withdrawn (this is a "First-In, First-Out" or FIFO procedure).

DOLLAR COST AVERAGING FIXED ACCOUNT OPTION

We may offer a Dollar Cost Averaging (DCA) Fixed Account Option separate from the one year Guaranteed Period Option (GPO). This option will have a one year interest rate guarantee. The current interest rate we set for the DCA Fixed Account may differ from the rates credited on the one year GPO in the Fixed Account. The credited interest rate will never be less than the minimum effective annual interest rate of 3%. The DCA Fixed Account Option will only be available under a Dollar Cost Averaging program as described in Section 8.

                              SECTION 8 - TRANSFERS

A. TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date you may transfer the value of the accumulation units from one Sub-account to another within the Separate Account or to the Fixed Account or from the one year Guaranteed Period Option (GPO) of the Fixed Account to the Separate Account. We will offer you the option to transfer interest earned in the one year GPO to any Sub-account(s) of the Separate Account. If you want to transfer, you must tell us in a notice you sign which gives us the facts that we need.

The maximum amount that can be transferred prior to the end of the one year GPO is 25% of that Guaranteed Period Option's Annuity Purchase Value, less amounts previously transferred out of that GPO during the current policy year.

No transfers will be allowed out of the Dollar Cost Averaging Fixed Account Option except through dollar cost averaging.

The minimum amount which may be transferred is the lesser of $500 or the entire Sub-account or Guaranteed Period value. However, if the remaining Sub-account or Guaranteed Period value is less than $500, we have the right to include that amount as part of the transfer.

We reserve the right to limit transfers to no more than 12 in any one policy year. Any transfers in excess of 12 per policy year may be charged a $10 transfer fee.

DOLLAR COST AVERAGING OPTION

Prior to the Annuity Commencement Date, you may instruct us to automatically transfer a specified amount from the Money Market Sub-account, the Dollar Cost Averaging Fixed Account Option or the U.S. Government Securities Sub-account to any other Sub-account or Sub-accounts of the Separate Account. The automatic transfers can occur monthly or quarterly and will occur on the 28th day of the month. If the Dollar Cost Averaging request is received prior to the 28th day of any month, the first transfer will occur on the 28th day of that month. If the Dollar Cost Averaging request is received on or after the 28th day of any month, the first transfer will occur on the 28th day of the following month.

You may elect Dollar Cost Averaging at any time. Transfers will continue until the Sub-account value is depleted. The amount transferred each time must be at least $500. A minimum of 6 monthly or 4 quarterly transfers are required each time the Dollar Cost Averaging program is started or restarted following termination of the program for any reason.

Except for Dollar Cost Averaging transfers from the Dollar Cost Averaging Fixed Account Option, you may start or stop, or increase or decrease the amount of the transfers by sending us a new Dollar Cost Averaging form or you may discontinue the Dollar Cost Averaging at any time.

ASSET REBALANCING

Prior to the Annuity Commencement Date, you may instruct us to automatically transfer amounts among the Sub-accounts of the Separate Account on a regular basis to maintain a desired allocation of the Annuity Purchase Value among the various Sub-accounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual or annual basis, beginning on a date you select. You must select the percentage of the Annuity Purchase Value you desire in each of the various Sub-accounts offered (totaling 100%). Any amounts in the Fixed Account are ignored for the purposes of asset rebalancing. Rebalancing ran be started, stopped or changed at any time, except that rebalancing will not be available when:

1) Dollar Cost Averaging is in effect, or

2) any other transfer is requested.

                                SECTION 8 - CONT

B. TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, you may transfer the value of the variable annuity units from one Sub-account to another within the Separate Account. If you want to transfer the value of the variable annuity units, you must tell us in a notice you sign which gives us the facts that we need.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Sub-Account from which the transfer is being made. If the monthly income of the remaining units in a Sub-account is less than $10 we have the right to include the value of those variable annuity units as part of the transfer.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account to the Separate Account or from the Separate Account to the Fixed Account.

We reserve the right to limit transfers between the Sub-accounts to once per policy year except under the Dollar Cost Averaging Option.

                           SECTION 9 - DEATH PROCEEDS

A. DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE

The amount of death proceeds will be the greatest of (a), (b) or (c) where:

(a) is the Annuity Purchase Value on the date we receive due proof of death and an election of a method of settlement;
(b) is the Cash Value on the date we receive due proof of death and an election of a method of settlement; and
(c) is the Guaranteed Minimum Death Benefit (GMDB), plus any additional premium payments received, less any withdrawals from the date of death to the date of payment of death proceeds.

If you have not selected a payment option by the date of death the beneficiary may make such election within 60 days of the date we receive due proof of death. The beneficiary may elect to receive the death proceeds as a lump sum payment or may use the death proceeds to provide any of the annuity payment options described in Section 10. Interest on death proceeds will be paid as required by law.

B. GUARANTEED MINIMUM DEATH BENEFIT

The amount of the Guaranteed Minimum Death Benefit (GMDB) depends on the option shown on page 3. You may not change the GMDB option after the policy is issued.

     Option A: Return of Premium Death Benefit This GMDB is equal to the total premiums paid for this policy, less any partial withdrawals, as of the date of death.

     Option B: Annual Step-Up Death Benefit This GMDB is equal to the largest Annuity Purchase Value on the issue date or on any Policy Anniversary prior to the earlier of the date of death or prior to the owner's first birthday, plus any premiums paid, less any partial withdrawals taken, subsequent to me date of the largest anniversary Annuity Purchase Value.

Each partial withdrawal as used in the above GMDB definition is the sum of (1) and (2) where:

(1) = The Surrender Charge free withdrawals, as described in Section 5 (Partial Withdrawals), and
(2) = The Excess Partial Withdrawal as described in Section 5 (Partial Withdrawals), times a) the amount of the death proceeds on the date of, but prior to the Excess Partial Withdrawal, divided by b) the Annuity Purchase Value on the date of, but prior to the Excess Partial Withdrawal.

C. DEATH PRIOR TO ANNUITY COMMENCEMENT DATE

Death proceeds are payable contingent upon the relationships between the owner, annuitant successor owner and beneficiary as outlined below. The policy must be surrendered upon settlement or on proof of death.

1. Annuitant and owner are the same.

   When we have due proof that the owner died before the Annuity Commencement Date, we will provide the death proceeds to the beneficiary.

   a) Beneficiary is the deceased owner's surviving spouse. The beneficiary may elect to continue this policy rather than receiving the death proceeds. If the policy is continued an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Annuity Purchase Value will then be added to the Annuity Purchase Value. This amount will be added only once at the time of such election.

      If this beneficiary elects to have the death proceeds paid, the death proceeds must be distributed:

      (1) by the end of 5 years after the date of the deceased owner's death, or

      (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.

                                SECTION 9 - CONT.

   b) Beneficiary is not the deceased owners surviving spouse. The death proceeds must be distributed as provided below:

      (1) by the end of 5 years after the date of the deceased owner's death, or

      (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.

   c) Death proceeds which are not paid to or for the benefit of a natural person must be distributed by the end of 5 years after the date of the deceased owner s death.

II. Annuitant and owner are different and the annuitant dies.

    When we have due proof that the annuitant died prior to the Annuity Commencement Date, the owner will become the new annuitant and no death proceeds are payable. If the owner is also the deceased annuitants surviving spouse, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This amount will be added only once.

    However, the owner may elect to have the death proceeds paid upon the annuitant's death if the election is made prior to the annuitants death and we agree to such an election. In such case, when we have due proof that the annuitant died prior to the Annuity Commencement Date, we will provide the death proceeds to the beneficiary.

    a) If the owner has elected to have the death proceeds paid as a lump sum, the beneficiary must, within 60 days of our receipt of due proof of the annuitant s death, either:

         1) receive the lump sum proceeds: or

         2) elect to receive annuity payments. Such payments must begin within one year of our receipt of due proof of the annuitants death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.

      b) Death proceeds which are not paid to or for the benefit of a natural person must be distributed by the end of 5 years after the date of the annuitant s death.

III.  Annuitant and owner are different and the owner dies.

   If the owner dies prior to the Annuity Commencement Date and before the entire interest in the policy is distributed, the successor owner will become the new owner. The remaining portion of any interest in the policy must be distributed to the extent provided below in II I.a), II I.b) or III.c).

   a) Successor owner is the deceased owner's surviving spouse. The successor owner may elect to continue this policy rather than receive the Cash Value. If the successor owner elects to receive the Cash Value, the Cash Value must be distributed:

      (1) by the end of 5 years after the date of the deceased owner's death, or
      (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for the successor owner's lifetime, so long as any period certain does not exceed the successor owner's life expectancy.

   b) Successor owner is not the deceased owners surviving spouse. The Cash Value must be distributed as provided below:

      (1) by the end of 5 years after the date of the deceased owner s death, or

      (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for the successor owner's lifetime, so long as any period certain does not exceed the successor owner's life expectancy.

   c) No successor owner survives the deceased owner. The deceased owner's estate will become the new owner and the Cash Value must be distributed by the end of 5 years after the date of the deceased owner's death.

IV. More than one Owner

    If there is more than one owner, then the death of any owner will be boated the same as the death of the owner.

D. DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

The death proceeds on or after the Annuity Commencement Date depend on the payment option selected. If any annuitant dies on or after the Annuity Commencement Date, but before the entire interest under the policy is distributed, the remaining portion of such interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of that annuitant s death.

                               SECTION 9 - CONT.

E. AN OWNER IS NOT AN INDIVIDUAL

In the case of a non tax-qualified annuity, if any owner is not an individual, then for purposes of the federal income tax mandatory distribution provisions in subsection C or D above (1) the primary annuitant will be treated as the owner of the policy, and (2) if there is any change in the primary annuitant such a change will be treated as the death of the owner.

                         SECTION 10 - ANNUITY PAYMENTS

A. GENERAL PAYMENT PROVISIONS

Payment
If this policy is in force on the Annuity Commencement Date, we will use the Annuity Purchase Value to make annuity payments to the Payee under Option 3-V with 10 years certain or if elected, under one or more of the other options described in this section. You may become the annuitant at the Annuity Commencement Date, or the prior annuitant may continue as the annuitant Payments will be made at 1, 3, 6 or 12 month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $50.00. Before the Annuity Commencement Date if the death proceeds become payable or if you surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

Election of Optional Method of Payment
Before the Annuity Commencement Date you can elect or change a payment option. You may elect, in a notice you sign which gives us the facts that we need, annuity payments that may be either variable, fixed or a combination of both. If you elect a combination, you must also tell us what part of the policy proceeds on the Annuity Commencement Date is to be applied to provide each type of payment. The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable payment option will reflect the investment performance of the selected Sub-account of the Separate Account.

Payee
Unless you specify otherwise, the payee shall be the annulment or the beneficiary as specified in the Beneficiary provision.

Proof of Age
We may require proof of the age of any person who has an annuity purchased under Options 3, 3-V, 5 and 5-V of this section before we make the first payment.

Minimum Proceeds
If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to a payment option.

Premium Tax
We may be required by law to pay premium tax on the amount applied to a payment option. If so, we will deduct the premium tax before applying the proceeds.

Supplementary Contract
Once proceeds become payable and a choice has been made, we will issue a supplementary contract in exchange for this policy. The contract will name the payees and will describe the payment schedule.

B. FIXED ACCOUNT PAYMENTS

Guaranteed Payment Options
The fixed account payment is determined by multiplying each $1,000 of policy proceeds allocated to a fixed payment option by the amounts shown on page 12 for the option you select Options 1, 2 and 4 are based on a guaranteed interest rate of 3%. Options 3 and 5 are based on a guaranteed interest rate of 3% and the "1983 Table A" (male, female, and unisex if required by law) morality table improved to the year 2000 with projection scale G.

Option 1 - Interest Payments
The Annuity Purchase Value may be left with us for any term agreed to. We will pay the interest in periodic payments or it may be left to accumulate. Withdrawal rights will be agreed upon by you and us when the option is elected.

Option 2 - Income for a Specified Period
Payments are made for the fixed period elected. In the event of the death of the person receiving payments prior to the end of the guaranteed period, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 3 - Life Income
An election may be made between "No Period Certain", "10 Years Certain" or "Guaranteed Return of Policy Proceeds". In the event of the death of the person receiving payments prior to the end of any guaranteed period, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 4 - Income of a Specified Amount
Payments are made for any specified amount until the proceeds with interest are exhausted. In the event of the death of the person receiving payments prior to the end of the guaranteed period, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 5 - Joint and Survivor Annuity
Payments are made during the joint lifetime of the payee and a nominee of your selection. Payments will be made as long as either person is living.

Current Payment Options
The amounts shown in the tables on page 12 are the guaranteed amounts. Current amounts offered to individuals of the same class may be obtained from us. Current annuity payments will not be less than those which would be offered to new single consideration immediate annuity (as described in Section 4223
(a)(1)(E) of New York Insurance laws) applicants of the same class.

                               SECTION 10 - CONT

C. VARIABLE ACCOUNT PAYMENT OPTIONS

Variable Annuity Units
The policy proceeds you tell us to apply to a variable payment option will be used to purchase variable annuity units in your chosen Sub-accounts. The dollar value of variable annuity units in your chosen Sub-accounts will increase or decrease reflecting the investment experience of your chosen Sub-accounts. The value of a variable annuity unit in a particular Sub-account on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the variable annuity unit value for that Sub-account on the immediately preceding business day;

(b) is the net investment factor for that Sub-account for the Valuation Period; and

(c)   is the Assumed Investment Return adjustment factor for the Valuation
      Period.

The Assumed Investment Return adjustment factor for the valuation period is the product of discount factors of .99986634 per day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the value of a variable annuity unit in each Sub-account for the Valuation Period is determined by dividing (a) by
(b) and subtracting (c) from the result, where:

(a)   is the net result of:

      (1) the net asset value of a fund share held in that Sub-account determined as of the end of the current valuation period; plus

      (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Sub-account if the ex-dividend date occurs during the Valuation Period; plus or minus

      (3) a per share charge or credit for any taxes reserved for, which we determine to have resulted from the investment operations of the Sub-account.

(b) is the net asset value of a fund share held in that Sub-account determined as of the end of the immediately preceding Valuation Period.

(c) is a factor representing the mortality and expense risk fee and administrative charge applicable after the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, 1.40% of the daily net asset value of a fund share held in the Separate Account for that Sub-account.

Neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments that have commenced.

Determination of the First Variable Payment
The amount of the first variable payment is determined by multiplying each $1,000 of policy proceeds allocated to a variable payment option by the amounts shown on page 13 for the variable option you select. The tables are based on a 5% effective annual Assumed Investment Return and the "1983 Table a" (male, female, and unisex if required by law) mortality table improved to the year 2000 with projection scale G.

The amount of the first payment depends upon the adjusted age of the annuitant. The adjusted age is the annuitant's actual age on the annuitant's nearest birthday, at the Annuity Commencement Date, adjusted as follows:

     Annuity
Commencement Date                           Adjusted Age
-----------------                           ------------
   Before 2001                           Actual Age
   2001 - 2010                           Actual Age minus 1
   2011 - 2020                           Actual Age minus 2
   2021 - 2030                           Actual Age minus 3
   2031 - 2040                           Actual Age minus 4
   After 2040                            Actual age minus 5

Option 3-V - Life Income

An election may be made between:

1. "No Period Certain" - Payments will be made during the lifetime of the annuitant.

2. "10 Years Certain" - Payments will be made for the longer of the annuitant's lifetime or 10 years.

Option 5-V - Joint and Survivor Annuity

Payments are made as long as either the annuitant or the joint annuitant is living.

Determination of Subsequent Variable Payments
The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected Sub-accounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Sub-accounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Sub-account is determined by dividing the first variable annuity payment allocated to the Sub-account by the variable annuity unit value of that Sub-account on the Annuity Commencement Date.

                                  PAGE 11(A)

                   GUARANTEED FIXED ACCOUNT PAYMENT OPTIONS

The amounts shown in these tables are the guaranteed amounts for each $1,000 of the policy proceeds. Higher current amounts may be available at the time of settlement.

----------------------------------------------------------------------------------------------------------------------------------
      Option 2, Table 1                     Option 3, Table II            Option 3, Table III            Option 3, Table IV
----------------------------          --------------------------------------------------------------------------------------------
                                           Monthly Installment            Monthly Installment        Monthly Installment For Life
  Number         Amount                          For Life                       For Life                 Guaranteed Return of
 of Years      of Monthly                    No Period Certain              10 Years Certain                Policy Proceeds
  Payable      Installment   -----------------------------------------------------------------------------------------------------
                               Age       Male     Female    Unisex     Male      Female    Unisex     Male     Female     Unisex
----------------------------------------------------------------------------------------------------------------------------------
                                50       $3.87     $3.55     $3.71     $3.84      $3.54     $3.70     $3.73     $3.49      $3.61
                                51        3.93      3.60      3.77      3.90       3.59      3.75      3.79      3.53       3.66
                                52        4.00      3.65      3.83      3.97       3.64      3.81      3.84      3.58       3.71
                                53        4.07      3.71      3.90      4.04       3.70      3.87      3.90      3.63       3.76
     5           $17.91         54        4.15      3.77      3.97      4.11       3.75      3.94      3.96      3.68       3.82
     6            15.14         55        4.23      3.83      4.04      4.19       3.82      4.01      4.03      3.73       3.88
     7            13.16         56        4.32      3.90      4.11      4.27       3.88      4.08      4.10      3.79       3.94
     8            11.68         57        4.41      3.97      4.19      4.35       3.95      4.15      4.17      3.85       4.00
     9            10.53         58        4.50      4.05      4.28      4.44       4.02      4.24      4.24      3.91       4.07
    10             9.61         59        4.61      4.13      4.37      4.53       4.10      4.32      4.32      3.97       4.14
    11             8.86         60        4.72      4.21      4.47      4.63       4.18      4.41      4.40      4.04       4.22
    12             8.24         61        4.84      4.30      4.57      4.74       4.26      4.51      4.49      4.12       4.30
    13             7.71         62        4.96      4.40      4.68      4.85       4.35      4.61      4.58      4.19       4.38
    14             7.26         63        5.10      4.50      4.80      4.97       4.45      4.71      4.68      4.28       4.47
    15             6.87         64        5.24      4.61      4.93      5.09       4.55      4.83      4.78      4.36       4.56
    16             6.53         65        5.40      4.73      5.06      5.22       4.66      4.95      4.88      4.45       4.66
    17             6.23         66        5.56      4.85      5.21      5.36       4.77      5.07      4.99      4.55       4.76
    18             5.96         67        5.74      4.99      5.36      5.50       4.89      5.20      5.11      4.65       4.87
    19             5.73         68        5.93      5.13      5.53      5.65       5.02      5.34      5.24      4.76       4.98
    20             5.51         69        6.13      5.29      5.71      5.80       5.15      5.49      5.37      4.87       5.10
                                70        6.34      5.45      5.90      5.96       5.30      5.64      5.51      4.99       5.23


----------------------------------------------------------------------------------------------------------------------------------

                                                         Option 5, Table V
----------------------------------------------------------------------------------------------------------------------------------
                                          Monthly Installment For Joint and Full Survivor
----------------------------------------------------------------------------------------------------------------------------------
       Age of
                                                         Age of Female Annuitant*
        Male          ------------------------------------------------------------------------------------------------------------
                         15 Years       12 Years         9 Years        6 Years        3 Years                        3 Years
     Annuitant*          Less Than      Less Than       Less Than      Less Than      Less Than        Same As       More Than
                           Male           Male            Male           Male            Male           Male            Male
----------------------------------------------------------------------------------------------------------------------------------
          50               $2.99          $3.05           $3.11          $3.18           $3.25          $3.32           $3.39
          55                3.11           3.19            3.27           3.35            3.44           3.53            3.63
          60                3.27           3.37            3.47           3.58            3.70           3.82            3.95
          65                3.47           3.60            3.74           3.89            4.05           4.22            4.39
          70                3.74           3.91            4.10           4.31            4.53           4.77            5.02

----------------------------------------------------------------------------------------------------------------------------------

                                      Monthly Installment for Unisex Joint and Full Survivor
----------------------------------------------------------------------------------------------------------------------------------
       Age of
                                                         Age of Joint Annuitant*
       First          ------------------------------------------------------------------------------------------------------------
                         15 Years       12 Years        9 Years         6 Years        3 Years                        3 Years
     Annuitant*          Less Than      Less Than      Less Than       Less Than      Less Than        Same As       More Than
                           First          First          First           First          First           First          First
----------------------------------------------------------------------------------------------------------------------------------
          50               $3.04          $3.09           $3.15          $3.21           $3.27          $3.33           $3.39
          55                3.17           3.24            3.32           3.40            3.48           3.56            3.63
          60                3.34           3.44            3.54           3.64            3.75           3.85            3.95
          65                3.57           3.70            3.83           3.97            4.11           4.26            4.39
          70                3.87           4.04            4.22           4.42            4.62           4.82            5.01

----------------------------------------------------------------------------------------------------------------------------------
 *Age nearest birthday
----------------------------------------------------------------------------------------------------------------------------------

 The annual, semi-annual or quarterly installments under Option 2 shall be the monthly installment shown multiplied by 11.84, 5.96 or 2.99 respectively, and for Options 3 and 5 the monthly installment shown multiplied by 11.80, 5.95 or 2.99 respectively.
--------------------------------------------------------------------------------
 Dollar amounts of monthly installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

                            VARIABLE PAYMENT OPTIONS
                       BASED ON ASSUMED INVESTMENT RETURN

The amounts shown in these tables are the initial payment amounts based on a 5.0% Assumed Investment Return for each $1,000 of the policy proceeds.

-----------------------------------------------------------------------------------------------------------------------------------
                                   Option 3-V, Table II                         Option 3-V, Table III
-----------             -----------------------------------------------------------------------------------------------------------
                               Monthly Installment For Life                  Monthly Installment For Life
                                    No Period Certain                              10 Years Certain
-----------------------------------------------------------------------------------------------------------------------------------
                Age          Male          Female         Unisex           Male          Female         Unisex
-----------------------------------------------------------------------------------------------------------------------------------
                50           $5.11          $4.81          $4.96           $5.07          $4.79          $4.94
                51            5.17           4.85           5.02            5.13           4.83           4.99
                52            5.24           4.90           5.07            5.19           4.88           5.04
                53            5.31           4.95           5.13            5.25           4.93           5.10
                54            5.38           5.01           5.20            5.32           4.98           5.16
                55            5.46           5.06           5.26            5.39           5.04           5.22
                56            5.54           5.12           5.34            5.47           5.09           5.28
                57            5.63           5.19           5.41            5.54           5.16           5.36
                58            5.72           5.26           5.49            5.63           5.22           5.43
                59            5.82           5.34           5.58            5.72           5.29           5.51
                60            5.93           5.42           5.68            5.81           5.37           5.60
                61            6.04           5.50           5.78            5.91           5.44           5.69
                62            6.17           5.60           5.89            6.02           5.53           5.78
                63            6.30           5.69           6.00            6.13           5.62           5.88
                64            6.44           5.80           6.13            6.25           5.71           5.99
                65            6.60           5.91           6.26            6.37           5.82           6.10
                66            6.76           6.04           6.40            6.50           5.92           6.22
                67            6.94           6.17           6.56            6.63           6.04           6.35
                68            7.13           6.31           6.72            6.77           6.16           6.48
                69            7.33           6.46           6.90            6.92           6.29           6.62
                70            7.55           6.63           7.09            7.07           6.43           6.76
-----------------------------------------------------------------------------------------------------------------------------------
                                                        Option 5V, Table V
-----------------------------------------------------------------------------------------------------------------------------------
                                          Monthly Installment For Joint and Full Survivor
-----------------------------------------------------------------------------------------------------------------------------------
                                                   Age of Female Annuitant*
      Age of        ---------------------------------------------------------------------------------------------------------------
       Male             15 Years      12 Years         9 Years           6 Years         3 Years                         3 Years
     Annuitant*        Less Than     Less Than        Less Than         Less Than       Less Than       Same As         More Than
                         Male           Male             Male             Male             Male          Male             Male
-----------------------------------------------------------------------------------------------------------------------------------
         50              $4.32           $4.36           $4.41           $4.46            $4.51           $4.57          $4.62
         55               4.42            4.47            4.53            4.60             4.67            4.75           4.83
         60               4.54            4.62            4.70            4.80             4.90            5.01           5.12
         65               4.71            4.82            4.94            5.07             5.22            5.37           5.53
         70               4.95            5.10            5.27            5.46             5.67            5.89           6.13
-----------------------------------------------------------------------------------------------------------------------------------
                                      Monthly Installment For Unisex Joint and Full Survivor
-----------------------------------------------------------------------------------------------------------------------------------
                                                       Age of Joint Annuitant*
      Age of        ---------------------------------------------------------------------------------------------------------------
       First            15 Years      12 Years         9 Years           6 Years         3 Years                         3 Years
     Annuitant*        Less Than     Less Than        Less Than         Less Than       Less Than       Same As         More Than
                         First          First            First            First           First          First            First
-----------------------------------------------------------------------------------------------------------------------------------
         50              $4.40           $4.45           $4.50           $4.55            $4.61           $4.67          $4.72
         55               4.52            4.59            4.66            4.73             4.81            4.89           4.96
         60               4.69            4.78            4.87            4.97             5.08            5.19           5.29
         65               4.91            5.04            5.17            5.31             5.46            5.62           5.77
         70               5.22            5.40            5.59            5.79             6.02            6.24           6.47
-----------------------------------------------------------------------------------------------------------------------------------

  * Age nearest birthday
--------------------------------------------------------------------------------
  The annual, semi-annual or quarterly installments shall be the monthly installment shown for Options 3-V and 5-V multiplied by 11.70, 5.93 or 2.99 respectively.
--------------------------------------------------------------------------------
  Dollar amounts of monthly installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

                        SECTION 11 - GENERAL PROVISIONS

THE CONTRACT
The entire contract consists of this policy, endorsements, if any, and any application.

MODIFICATION OF POLICY
No change in this policy is valid unless made in writing by us and approved by one of our officers. No Registered Representative has authority to change or waive any provision of your policy.

TAX QUALIFICATION
This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification. To maintain such tax qualification, we reserve the right to amend this policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. We will send you a copy in the event of any such amendment. If you refuse such an amendment it must be by giving us written notice, and your refusal may result in adverse tax consequences.

NON -PARTICIPATING
This policy will not share in our surplus earnings.

AGE OR SEX CORRECTIONS
If the age or sex of the annuitant has been misstated, the benefits will be those which the premiums paid would have purchased for the correct age and sex. If required by law to ignore differences in the sex of the annuitant, the payment options will be determined using the unisex factors in Section 10.

Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment, will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment.

INCONTESTABILITY
This policy shall be incontestable from the policy date.

EVIDENCE OF SURVIVAL
We have the right to require satisfactory evidence that a person was alive if a payment is based on that person being alive. No payment will be made until we receive the evidence.

SETTLEMENT
Any payment by us under this policy is payable at our Home Office.

PREMIUM TAXES

Your state may impose a premium tax. It may be imposed when a premium payment is made, or on the Annuity Commencement Date or date of withdrawal. When permitted by state law, we will not deduct the tax until the Annuity Commencement Date or date of withdrawal.

RIGHTS OF OWNER
The owner may, while the annuitant is living:

1. Assign this policy.
2. Surrender the policy to us.
3. Amend or modify the policy with our consent.
4. Receive annuity payments or name a Payee to receive the payments. 5. Exercise, receive and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary.

SUCCESSOR OWNER
A successor owner can be named in any application, or in a notice you sign which gives us the facts that we need. The successor owner will become the new owner when you die, if you die before the annuitant. If no successor owner survives you and you die before the annuitant, your estate will become the new owner.

CHANGE OF OWNERSHIP
In the case of a non-tax qualified annuity, you can change the owner of this policy, from yourself to a new owner, in a notice you sign which gives us the facts that we need. When this change takes effect, all rights of ownership in this policy will pass to the new owner.

A change of owner or successor owner will not be effective until it is recorded in our records. After it has been so recorded, the change will take effect as of the date you signed the notice. However, if the annuitant dies before the notice has been so recorded, it will not be effective as to those proceeds we have paid before the change was recorded in our records. We may require that the change be endorsed in the policy. Changing the owner or naming a new successor owner cancels any prior choice of successor owner, but does not change the beneficiary or the annuitant.

OPTION TO CHANGE ANNUITY COMMENCEMENT DATE
You may change the Annuity Commencement Date at any time before the Annuity Commencement Date. You must give us 30 days written notice. However, the Annuity Commencement Date may not be later than the last day of the policy month starting after the Annuitant attains age 90.

                               SECTION 11 - CONT

ASSIGNMENT

(a) In the case of a non-tax qualified annuity, this policy may be assigned. The assignment must be in writing and filed with us.

(b) We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

(c) This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code. Ownership of this policy then is restricted so that it will comply with provisions of the Internal Revenue Code.

BENEFICIARY
Death proceeds, when payable in accordance with Section 9, are payable to the designated beneficiary or beneficiaries. Such beneficiary(ies) must be named in any application and may be changed without consent (unless irrevocably designated or required by law) by notifying us in writing on a form acceptable to us. The change will take effect upon the date you sign it, whether or not you are living when we receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the date of death. Your most recent change of beneficiary notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received. If an irrevocable beneficiary dies, you may designate a new beneficiary.

You may direct that the beneficiary shall not have the right to withdraw, assign or commute any sum payable under an option. In the absence of such election or direction, the beneficiary may change the manner of payment or make an election of any option.

If any primary or contingent beneficiary dies before the annuitant, that beneficiary's interest in this policy ends with that beneficiary's death. Only those beneficiaries living at the time of the annuitant's death will be eligible to receive their share of the Death Proceeds. In the event no contingent beneficiaries have been named and all primary beneficiaries have died before the death proceeds become payable, the owner will become the beneficiary unless elected otherwise in accordance with Section 9. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living at the time the death proceeds become payable. If there is more than one beneficiary and you failed to specify their interest, they will share equally. Payment will be made to the named contingent beneficiary(ies) only if all primary beneficiaries have died before the death proceeds become payable. If any primary beneficiary is alive at the time the death proceeds become payable, but dies before receiving their payment, their share will be paid to their estate.

In cases where the annuitant dies and the owner (who is not the annuitant) elected to receive the death benefit in accordance with Section 9, if the annuitant's estate has been named as beneficiary, then payment will be made to the owner.

PROTECTION OF PROCEEDS
Unless you so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

DEFERMENT
We will pay any partial withdrawals or surrender proceeds within 7 days after we receive all requirements that we need. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Sub-accounts and to the Fixed Account, and determination or payment of partial withdrawals or surrender proceeds.

When permitted by law, we may defer paying any partial withdrawals or surrender proceeds for up to 6 months from the withdrawal or surrender date. Interest will be paid on any amount deferred for 10 days or more. This rate will be computed daily at the rate of interest currently paid on proceeds left under the Interest Payments Settlement Option.

REPORTS TO OWNER
We will give you an annual report at least once each policy year. This report will show the number and value of the accumulation units held in each of the Sub-accounts as well as the value of the Fixed Account. It will also give you the Death Benefit, Surrender Charge, Cash Value, and any other facts required by law or regulation.

MINIMUM VALUES
Benefits available under this policy are not less than those required by any statute of the state in which the policy is delivered.

                       AUSA LIFE INSURANCE COMPANY, INC.

    Home Office located at 4 Manhattanville Road, Purchase, New York 10577




                       Flexible Premium Variable Annuity
                  Income Payable At Annuity Commencement Date
           Benefits Based On The Performance Of The Separate Account
           Are Variable And Are Not Guaranteed As To Dollar Amount
                 (See Sections 6 and 10C.) Non -Participating



                                     INDEX

                                                                Page
Accumulation Units...............................................  7
Age or Sex Corrections..........................................  14
Annuity Payments................................................  11
Annuity Purchase Value...........................................  4
Assignment......................................................  15
Beneficiary.....................................................  15
Cash Value.......................................................  4
Contract........................................................  14
Death Proceeds...............................................  9, 10
Definitions......................................................  2
Dollar Cost Averaging............................................  8
Evidence of Survival............................................  14
Fixed Account....................................................  7
Guaranteed Minimum Death Benefit.................................  9
Guaranteed Return of Fixed Account Payments......................  6
Guaranteed Periods............................................  7, 8
Incontestability................................................  14
Modification of Policy..........................................  14
Nonparticipation................................................  14
Option to Change Annuity
Commencement Date...............................................  14
Owner...........................................................  14
Partial Withdrawals..............................................  5
Payee...........................................................  11
Payment Option Tables.......................................  12, 13
Policy Data Page.................................................  3
Premiums.........................................................  4
Proof of Age....................................................  11
Protection of Proceeds..........................................  15
Separate Account..............................................  6, 7
Service Charge................................................  3, 4
Settlement......................................................  14
Surrender Charges................................................  6
Twenty Day Right to Cancel.......................................  1
Transfers.....................................................  8, 9